PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT
THE BOSTON COMPANY ASSET MANAGEMENT, LLC SUB-ADVISED
FUND
AGREEMENT executed as of the 2nd day of  October,  2017 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited
liability company (hereinafter called the "Manager"), and THE BOSTON
COMPANY ASSET MANAGEMENT, LLC, a Massachusetts limited liability company  (hereinafter called the "Sub-Advisor").
W I T N E S S E T H:
	WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of
1940, as amended (the "1940 Act"); and
	WHEREAS, the Manager desires to retain the Sub-Advisor to
furnish it with portfolio selection in connection with the investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and
	WHEREAS, The Manager has furnished the Sub-Advisor with
copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:
(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (the
"SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and
services to be provided by the Sub-Advisor.
	NOW, THEREFORE, in consideration of the premises and the
terms and conditions hereinafter set forth, the parties agree as follows:
1.	Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated
Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all
purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.
2.	Obligations of and Services to be Provided by the Sub-Advisor
       The Sub-Advisor will:
(a)	Provide investment advisory services, including advice and
supervision for the Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from
time to time as conditions require, a recommended
investment program for each Series consistent with each
Series' respective investment objective(s) and policies and
any specific criteria applicable to the Allocated Assets.
(c)	Implement the approved investment program for the Allocated
Assets by placing orders for the purchase and sale of
securities without prior consultation with the Manager and
without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax
considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.
(d)	Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any
appropriate committees of such Board, regarding the general
conduct of the investment business of each Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Allocated Assets, compliance with the 1940 Act and the regulations adopted by the SEC
thereunder and the Series' investment strategies and
restrictions as stated in the Fund's prospectus and statement of additional information and any specific criteria applicable to the
Allocated Assets.
(f)	Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment
program of each Series (and any specific criteria applicable to the Allocated Assets) are being observed.
(g)	Upon request, provide assistance and recommendations for
the determination of the fair value of certain securities when reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.
(h)	Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.
(i)	Open accounts with Foreign Account Tax Compliance Act
compliant broker-dealers and futures commission merchants
("broker-dealers"), select broker-dealers to effect all
transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent
consistent with applicable law, purchase or sell orders for each
Series may be aggregated with contemporaneous purchase or
sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-
Advisor shall use its best efforts to obtain execution of
transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor
may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with applicable law, the Sub-
Advisor may pay a broker or dealer an amount of commission
for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would
have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise
investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets.
In addition, joint repurchase or other accounts may not be
utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
(j)	Maintain all accounts, books and records with respect to the
Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and
Investment Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and
furnish the Fund and the Manager with such periodic and
special reports as the Fund or the Manager may reasonably
request. In compliance with the requirements of Rule 31a-3
under the 1940 Act, the Sub-Advisor hereby agrees that all
records that it maintains for each Series are the property of the
Fund, agrees to preserve for the periods described by Rule
31a-2 under the 1940 Act any records that it maintains for the
Series and that are required to be maintained by Rule 31a-1
under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon
request by the Fund or the Manager. The Sub-Advisor has no
responsibility for the maintenance of Fund records except
insofar as is directly related to the services the Sub-Advisor provides to a Series.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act and
the Sub-Advisor's Code of Ethics adopted pursuant to that
Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics along with
certification that the Sub-Advisor has implemented
procedures for administering the Sub-Advisor's Code of
Ethics.
(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-
Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of a
Series.
(m)	Provide such information as is customarily provided by a sub-
advisor, or as may be required or reasonably requested by the
Manager, for the Fund or the Manager to comply with their
respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended
(the "Code"), the 1940 Act, the Advisers Act, the Securities Act
of 1933, as amended (the "Securities Act"), and any state
securities laws, and any rule or regulation thereunder.  Such information includes, but is not limited to:  the Sub-Advisor's compliance manual and policies and procedures adopted to
comply with Rule 206(4)-7 of the Advisers Act; the Sub-
Advisor's most recent annual compliance report or a detailed summary of such report; timely and complete responses to all
Quarterly Compliance Questionnaires (including the
identification of any material compliance maters and a copy of any material changes to the Sub-Advisor's Rule 206(4)-7
compliance policies and procedures, marked to show changes
along with a written summary of the purpose of each such
change); Annual Proxy Voting Questionnaires; Annual Best
Execution and Soft Dollar Questionnaires, and responses to all other requests from the Manager.  The Sub-Advisor agrees to
make available for the Manager's review all deficiency letters issued by the SEC together with all responses given by Sub-
Advisor to such letters.  The review of SEC deficiency letters issued to the Sub-Advisor and Sub-Advisor's responses will
only occur while Manager's personnel are present at Sub-
Advisor's offices located at One Boston Place Boston,
Massachusetts.  Documentation provided to Manager's
personnel for review cannot be copied or removed from Sub-
Advisor's offices.  The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor's ownership within a reasonable time after any such change.
(n)	Vote proxies received on behalf of each Series (with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-Advisor's proxy voting policies and
procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by
SEC rule.
(o)	Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by each
Series (with respect to the portion thereof allocated to the Sub-
Advisor)  However, Sub-Advisor will not be responsible for
responding to class actions.
(p)	Cooperate with the Manager in its performance of quarterly
and annual tax compliance tests to monitor the Series'
compliance with Subchapter M of the Code and Section 817(h)
of the Code.  If it is determined by the Manager or its tax
advisors that the Series is not in compliance with the
requirements imposed by the Code, the Sub-Advisor, in
consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance with the time permitted under the Code.
(q)  Sub-Advisor shall have no responsibility for custody of the assets of the Fund.  Sub-Advisor is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of the Manager in the Fund, and the
Custodian is hereby authorized to act in response to such
instructions given by Sub-Advisor.  However, notwithstanding any other provision in this Agreement or in any agreement
executed between the Manager and its Custodian (each, a
"Custody Agreement"), the Manager confirms, and Sub-Advisor
acknowledges and agrees, that Sub-Advisor shall have no
authority whatsoever, nor any authority to direct the Custodian, to withdraw or transfer funds or securities from the Fund
otherwise than in connection with effecting or settling trades for the Fund pursuant to this Agreement.  The Manager
acknowledges that the Sub-Advisor is not responsible for
monitoring and supervising the Custodian, nor shall Sub-
Advisor be liable for any loss caused by or suffered by
Manager or the Fund as a result of the acts or omissions of the
Custodian.  In the event of a conflict between the provisions of this Agreement and the Custody Agreement, the terms of this
Agreement shall control.  The Custodian and not Sub-Advisor
is responsible for the collection of income, dividends, and other distributions, and for other functions incidental to the role of
Custodian.
      The Manager hereby represents and warrants to Sub-Advisor
that the Custodian is a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940, its assets are maintained by the Custodian in a separate account under its name, and it receives account statements from the Custodian at least
quarterly that identify the amount of funds and each security in the Fund at the end of the period and set forth all transactions in the Fund during that period.
3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding
transactions for the Fund in securities or other assets.
4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the
Allocated Assets, the Manager shall pay the compensation
specified in Appendix A to this Agreement.
5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.
6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade
Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-
Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from
Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the
Sub-Advisor that result in the purchase or sale of securities for the
Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by  applicable law or regulation (calculated at the Sub-
Advisor's portfolio level), unless otherwise agreed to in writing.
7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this
Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the
Manager and, where required by applicable law, the Board of
Directors of the Fund (Sub-Advisor currently utilizes affiliate 3rd party to perform back office functions); provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.
8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.
9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in
writing and signed by both parties.  This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such
Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such
Series during such period is in compliance with Rule 15a-4 under the 1940 Act.
This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment,"
"voting security" and "majority of the outstanding voting securities")
shall be applied.
10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of
Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.
11.	Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this
Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.
12.	General Provisions
(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and
enforced in accordance with and governed by the laws of the
State of Iowa. The captions in this Agreement
are included for convenience only and in no way define or
delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200.
The address of the Sub-Advisor for this purpose shall be One
Boston Place 14th Floor Boston, Massachusetts 02018.
(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:
1.	the Sub-Advisor fails to be registered as an investment
adviser under the Advisers Act or under the laws of any
jurisdiction in which the Sub-Advisor is required to be
registered as an investment advisor in order to perform its
obligations under this Agreement.
2.	the Sub-Advisor is served or otherwise receives notice of
any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body,
involving the affairs of a Series.
3.	the Sub-Advisor becomes aware of any pending or
threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order,
judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-
Advisor becoming ineligible to serve as an investment
adviser of a registered investment company under the
1940 Act.
4.	the Sub-Advisor becomes aware of a transaction or series
of transactions that is reasonably likely to result in a
change in the management or control of the Sub-Advisor
or a controlling person thereof or otherwise in the
assignment (as defined in the 1940 Act) of this Agreement
by the Sub-Advisor.
(d)	The Manager shall provide (or cause the Series custodian to
provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash
requirements and cash available for investment in a Series,
and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities
hereunder.
(e)  The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the
exclusion from the definition of "commodity pool operator"
under Section 4.5 of the General Regulations under the
Commodity Exchange Act (the CEA).
	The Sub-Advisor represents that it is a commodity trading
advisor duly registered with the Commodity Futures Trading
Commission and is a member in good standing of the National
Futures Association (the NFA) or is relying on an exemption
from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and
membership in good standing or continue to qualify for an
exemption from registration as a commodity trading advisor
during the term of this Agreement. Further, the Sub-Advisor
agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification  of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership,  or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an
investigation by any governmental agency or self-regulatory
organization relating to Sub-Advisor's registration as a
commodity trading advisor,  in each case, subject to applicable law, attorney-client privilege and confidentiality  restrictions.
(f)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or
shares issued by any other registered investment company.
The Sub-Advisor
further represents that it is contrary to the Sub-Advisor's
policies to permit those who select brokers or dealers for
execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund
shares or shares issued by any other registered investment
company.
 (g)	The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the
Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager
(h)	This Agreement contains the entire understanding and
agreement of the parties.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC





By
/s/ Michael J. Beer


Name:
Michael J. Beer


Title:
Executive Director - Principal Funds





By
/s/ Adam U. Shaikh


Name:
Adam U. Shaikh


Title:
Counsel





THE BOSTON COMPANY ASSET MANAGEMENT, LLC





By
/s/ Adam Joffe


Name:
Adam Joffe


Title:
Chairman & CEO



APPENDIX A



[INTENTIONALLY OMITTED]


APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Diversified Real Asset Fund (Global Natural
Resources)
October 2, 2017
2 Years